Exhibit 99
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

Immediate Release

Axalta Releases First Quarter 2020 Results and Provides Update on the Impacts of COVID-19

First Quarter 2020 Highlights:

•	Net sales of $983.5 million decreased 12.1% year-over-year (decreased 8.5% ex-FX and M&A impacts)

•	Income from operations of $65.1 million versus $98.6 million in Q1 2019; Adjusted EBIT of $132.7 million decreased 7.8% from Q1 2019 while margins increased 60 basis points

•	Diluted EPS of $0.22 compared with $0.18 in Q1 2019; Adjusted diluted EPS of $0.31 decreased 8.8% from Q1 2019

•	Cash flow used for operations improved $57.1 million compared to Q1 2019

•	Strong balance sheet ending at 3.1x net leverage with over $1 billion in total liquidity available as of March 31, 2020
COVID-19 Impact:

•	Taking all appropriate actions to meet customer demand while ensuring the safety of our employees, customers, and communities, inclusive of pro-active steps to contribute to our communities

•	Net sales, Adjusted EBIT and Adjusted diluted EPS includes an estimated unfavorable impact from the COVID-19 pandemic of $90 million, $40 million, and $0.13, respectively

•	Customer demand dislocation expected to impact net sales significantly in April and May; expect net sales to decline ~50% versus the same period in 2019

•
Lower volume partially mitigated by Axalta's variable cost structure and proactive cost control actions; anticipate over $100 million in savings associated with downturn-related actions as well as over $125 million in additional cash flow measures in 2020

PHILADELPHIA, PA, May 5, 2020 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the first quarter ended March 31, 2020 and provided an update regarding the impact of the coronavirus (COVID-19) pandemic on its business, employees, customers, and shareholders as well as Axalta’s current and planned management of such impacts.
Robert W. Bryant, Axalta's President and CEO, commented, "Our hearts go out to all those affected by the coronavirus globally and specifically in the local communities where our employees and customers live, work, and raise their families.  We continue to focus first of protecting their health, safety and well-being. In support of designated essential customer activities, our manufacturing sites continue to meet customer demand with operating procedures implemented to maintain social distancing and increased sanitizing procedures. Our supply chain remains stable, and we are mitigating potential risks in close coordination with our suppliers. Nonetheless, there have been notable demand impacts in countries impacted by COVID-19, with the majority of our customers experiencing demand declines, with the possibility of a phased recovery beginning gradually in coming weeks."
Axalta's management has taken and continues to take immediate actions to address COVID-19 related demand impacts. These included significant reductions in discretionary costs, as well as elimination of temporary labor, employee furloughs, and work hour reductions across our businesses. Axalta has also instituted temporary salary reductions for eligible employees globally including a 20% salary reduction for senior management and a 20% reduction in the cash compensation for our Board of Directors. In addition, the company is focused on maximizing cash flow and liquidity and has reduced capital expenditures versus prior plans as well as taking further steps to drive working capital efficiency during this period.
Bryant commented, "This is an unprecedented business climate, and Axalta is taking aggressive steps to adjust our cost structure in real time with expected demand changes to ensure that we preserve our balance sheet strength and ultimately emerge from this crisis in a position of strength. In our response planning, we have considered our employees needs, the long-term health of the business, maximizing long-term shareholder value, and the requirements of our diverse customer base.”

Bryant continued, "Axalta is structurally well positioned to adjust to demand disruptions given our highly variable cost structure, the actions we are taking to incrementally adjust fixed costs, and our strong balance sheet. We have previously noted that we entered this demand downturn with a strong liquidity position, and this remains the case today."
"We are also very proud to be working in support of our employees and communities in the direct effort to mitigate the coronavirus spread. Since March, we have been working to support the safety, health, and well-being of hospital professionals, first responders, and our employees," said Robert Bryant. "We are putting our manufacturing capabilities and supply inventories to work in order to offer products that will make a difference where they are needed most. These efforts include the production of thousands of gallons of hand sanitizer at many of our global sites to be donated to local hospitals and first responders. They also include the donation of personal protective equipment (PPE) such as N95 face masks, coveralls and seat covers to hospitals and medical professionals in numerous countries where we operate."
Outlook Includes Key Cost Reductions and Elements to Conserve Cash
Considering inputs from a range of sources, and including early results from April, we currently estimate that the most severe demand impacts to our business will occur in April and May. While forecasts are challenging even near-term in this climate, we anticipate that net sales for the combined months of April and May will likely fall ~50% compared to the same prior year two-month period. We expect additional demand impact beyond this time frame, but for now anticipate an improving trajectory over the remainder of the year.
As noted earlier, we are actively and aggressively pursuing fixed cost reductions to offset the immediate effect of volume declines. In aggregate, we have identified and are pursuing total downturn-related cost savings that we believe will be at least $100 million, with savings that began to accrue in late March. These actions are independent of structural savings goals associated with Axalta Way, which also continues on track.
In order to maximize our balance sheet strength, Axalta is focused on cash generation to offset decremental impacts from reduced volumes. Incremental sources of cash flow from reduced capital expenditures and continued working capital efficiencies are expected to total at least $125 million during 2020.  In aggregate, we expect to deliver over $225 million in cash flow from the cost measures underway.  These actions will be subject to periodic revision depending on the pace of recovery.
Balance Sheet and Cash Flow Highlights
Axalta ended the quarter with cash and cash equivalents of $657.2 million. Our debt, net of cash, was $2.9 billion as of March 31, 2020, which compared with $2.8 billion as of December 31, 2019. Our net debt to trailing twelve month Adjusted EBITDA ratio was 3.1x at quarter end. Axalta ended the quarter with over $1 billion in available liquidity, including $361 million of capacity under our undrawn revolver. We have no affirmative financial covenants on our current outstanding indebtedness, and we ended Q1 with an Adjusted EBITDA to interest expense coverage ratio of 5.9x.
First quarter total operating cash flow was a use of $0.8 million versus a use of $57.9 million in Q1 2019, reflecting a substantial working capital improvement versus the prior year inclusive of lower customer investments as well as substantially reduced accounts receivable. Free cash flow totaled a use of $19.8 million compared to a use of $74.9 million in the prior year first quarter, despite slightly higher capital expenditures totaling $22.7 million versus $20.5 million in the prior year quarter.
“The first quarter was clearly impacted by significant demand disruptions that we believe resulted from COVID-19, but we took early actions to adjust our cost structure and maximize cash flow to coincide with customer demand declines in each region” said Sean Lannon, Axalta's Chief Financial Officer. “We continue to execute on planned actions with a keen focus on maximizing balance sheet strength and liquidity to avoid more substantial impacts near-term while also positioning the company to take advantage of recovery when that happens.”
First Quarter 2020 Consolidated Financial Results
First quarter net sales of $983.5 million decreased 12.1% year-over-year, including a 2.1% negative foreign currency impact and negative 1.5% year-over-year impact from the sale of a China JV interest in Q2 2019. Constant currency organic net sales decreased 8.5% in the period, driven by 10.3% lower volumes offset partly by 1.8% higher average price and product mix from all regions and both segments. Transportation Coatings saw price and product mix stability versus the prior year, while Performance Coatings posted low single digit price and product mix improvement. Lower volumes were driven by notable declines in China due to COVID-19 impacts, while other regions also saw declines in volume, largely coming from March COVID-19 related impacts.

Income from operations for the first quarter totaled $65.1 million compared with $98.6 million in Q1 2019. The decrease was primarily driven by volume decline impacts as well as the impacts of severance and strategic review-related charges of $31.6 million in Q2 2020 versus $7.1 million in Q1 2019 primarily associated with a China joint venture disposition. These impacts were partially offset by the benefit of higher average price and product mix and by lower variable input costs as well as lower operating expense inclusive of lower compensation expense.
Adjusted EBIT of $132.7 million for the first quarter decreased 7.8% versus $143.9 million in Q1 2019. Adjusted diluted EPS of $0.31 decreased 8.8% from Q1 2019. These results were driven by lower volumes across all end-markets and negative foreign currency translation impacts, partly offset by higher average price and product mix, lower variable input costs, and from improved productivity savings and lower compensation expense.
Net income to common shareholders was $52.2 million for the quarter compared with $43.4 million in Q1 2019 and diluted EPS was $0.22 compared with $0.18 in Q1 2019. Q1 2020 results were favorably impacted by discrete tax benefits of $35.2 million, net. The primary driver was a $50.5 million one-time tax benefit associated with an intra-entity transfer of certain intellectual property assets. These benefits were largely offset by the impacts of severance and strategic review-related charges of $31.6 million in Q1 2020 ($27.5 million after-tax), compared with $7.1 million ($6.7 million after-tax) in Q1 2019 primarily associated with a China joint venture disposition.
"Axalta's first quarter results clearly reflected some impact from the COVID-19 pandemic, notably in China through much of the quarter and also from other regions largely beginning in March," said Robert W. Bryant. "While challenging to isolate these impacts, we estimate approximately $90 million in net sales impact and $40 million in Adjusted EBIT impact from the virus effects relative to our business plan going into the year. January and February results, prior to the COVID-19 impact, were tracking in line with expectations."
Mr. Bryant continued, "As we announced on March 31, we also concluded our strategic review and have actively refocused our energy entirely on managing through the COVID-19 pandemic. We are confident in our long-term growth opportunity as a business and look forward to elaborating on that opportunity in more detail once we get beyond the pandemic."
Finally, we have taken incremental restructuring charges of $18.5 million during the first quarter. The savings associated with these charges are anticipated to contribute meaningfully to our planned 2020 Axalta Way savings goals.
Performance Coatings Results
Performance Coatings first quarter net sales were $647.7 million, a decrease of 9.2% year-over-year. Constant currency organic net sales decreased 5.0% in the period before the net negative M&A-related impact of 2.3% from the China powder JV sale in Q2 2019, and 1.9% from negative foreign currency translation. Drivers of the constant currency organic decline included a 7.5% volume decline derived from both end-markets, offset partly by a 2.5% increase in average price and product mix from both end-markets.
Refinish net sales declined 9.3% to $367.8 million in Q1 2020 (decreased 7.0% excluding foreign currency) with lower volume globally believed due largely to the COVID-19 pandemic, offset in part by strong average price and product mix contribution. Industrial net sales decreased 9.1% to $279.9 million (decreased 2.4% excluding foreign currency and M&A-related impacts), including low single digit volume declines offset in part by positive average price and product mix improvement globally. Overall industrial end-market sales were largely flat in China despite COVID-19 impacts to the Chinese economy, and net sales benefited from year-over-year growth in sub-businesses, including wood, coil, and energy solutions.
The Performance Coatings segment generated Adjusted EBIT of $79.4 million in the first quarter, a 1.0% year-over-year increase. The drop through negative impacts of lower volume and foreign exchange were offset by positive price and product mix, lower operating expenses, and variable cost tailwinds. First quarter segment Adjusted EBIT margin of 12.3% improved 130 basis points from 11.0% in the prior year as price and product mix and productivity benefits more than offset volume decline impacts.
Transportation Coatings Results
Transportation Coatings net sales were $335.8 million in Q1 2020, a decrease of 17.3% year-over-year, including a 2.6% negative currency translation impact. Constant currency net sales declined 14.7% in the period, driven by a 15.2% decrease in volume, offset partially by 0.5% higher average price and product mix.

Light Vehicle net sales decreased 17.7% to $260.1 million year-over-year (decreased 14.9% excluding foreign currency), driven largely by lower global automotive production, including COVID-19 impacts and modest foreign exchange headwinds. Commercial Vehicle net sales decreased 16.0% to $75.7 million from Q1 2019 (decreased 14.0% excluding foreign currency), also driven by global customer production rate declines that we believe were further exacerbated by COVID-19. Average price and product mix was a modest tailwind in the period.
Transportation Coatings generated Adjusted EBIT of $25.8 million in Q1 2020, a decrease of 24.6% versus Q1 2019, driven by lower volume impact offset to a large degree by lower operating costs, positive price and mix and initial benefits from lower variable input costs. Segment Adjusted EBIT margin of 7.7% in Q1 2020 compared with 8.4% in Q1 2019, a 70 basis point decrement due largely to volume impacts highlighted above.
Financial Guidance Update
Given limited current forecast visibility, we are not offering full year 2020 guidance, other than those discrete elements below:

▪	Net sales: April and May expected to be down by ~50% compared to the same prior year two-month period

▪	Diluted shares: ~237 million

▪	Capex: ~$80 million (50% lower than January guidance)

▪	Interest expense: ~$140 million
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its first quarter 2020 financial results on Wednesday, May 6th, at 8:00 a.m. ET. The dial-in phone number for the conference call is +1-631-891-4304. A live webcast of the conference call will also be available online at www.axalta.com/investorcall. For those unable to participate, a replay will be available through May 13, 2020, with a dial-in number of +1-412-317-6671 and pin: 100 093 91.
Reclassifications and Revisions
The condensed consolidated statements of operations for the three months ended March 31, 2019 have been updated for comparability with the current year presentation to separately present other operating charges as detailed in our annual report on Form 10-K for the year ended December 31, 2019.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including our outlook, which includes net sales growth, currency effects, acquisition or divestment impacts, Adjusted EBIT, Adjusted EPS, Adjusted EBITDA, interest expense, income tax rate, as adjusted, free cash flow, capital expenditures, depreciation and amortization, and diluted shares outstanding and the effects of COVID-19 on Axalta’s business and financial results. Axalta has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “outlook”, “projects,” “forecasts,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, as well as the recently concluded review of strategic alternatives and the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The extent and duration of COVID-19 on our business and operations is uncertain. Factors that will influence the impact on our business and operations include the duration and extent of COVID-19, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of COVID-19. More information on potential factors that could affect Axalta's financial results is available in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Adjusted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted EPS, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
Constant Currency
Constant currency or ex-FX percentages are calculated by excluding the impact the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount.
Organic Growth
Organic growth or ex-M&A percentages are calculated by excluding the impact of recent acquisitions and divestitures.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBIT, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended March 31,
	2020	2019
Net sales	$983.5	$1,119.3
Cost of goods sold	646.8	751.3
Selling, general and administrative expenses	195.4	215.6
Other operating charges	31.6	7.1
Research and development expenses	16.6	18.2
Amortization of acquired intangibles	28.0	28.5
Income from operations	65.1	98.6
Interest expense, net	36.5	41.3
Other expense (income), net	0.8	(1.0)
Income before income taxes	27.8	58.3
(Benefit) provision for income taxes	(24.6)	14.2
Net income	52.4	44.1
Less: Net income attributable to noncontrolling interests	0.2	0.7
Net income attributable to controlling interests	$52.2	$43.4
Basic net income per share	$0.22	$0.19
Diluted net income per share	$0.22	$0.18
Basic weighted average shares outstanding	234.9	234.1
Diluted weighted average shares outstanding	235.9	236.6

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$657.2	$1,017.5
Restricted cash	2.8	3.0
Accounts and notes receivable, net	777.6	830.1
Inventories	596.1	591.6
Prepaid expenses and other current assets	155.6	131.2
Total current assets	2,189.3	2,573.4
Property, plant and equipment, net	1,163.1	1,223.0
Goodwill	1,197.3	1,208.9
Identifiable intangibles, net	1,179.1	1,223.9
Other assets	661.9	588.8
Total assets	$6,390.7	$6,818.0
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$489.8	$483.7
Current portion of borrowings	40.2	43.9
Other accrued liabilities	477.2	545.3
Total current liabilities	1,007.2	1,072.9
Long-term borrowings	3,479.5	3,790.2
Accrued pensions	275.4	285.2
Deferred income taxes	108.6	115.5
Other liabilities	179.2	144.6
Total liabilities	5,049.9	5,408.4
Shareholders’ equity:
Common shares, $1.00 par, 1,000.0 shares authorized, 250.5 and 250.1 shares issued at March 31, 2020 and December 31, 2019, respectively	250.4	249.9
Capital in excess of par	1,478.1	1,474.1
Retained earnings	493.9	443.2
Treasury shares, at cost, 15.2 shares at March 31, 2020 and December 31, 2019	(417.5)	(417.5)
Accumulated other comprehensive loss	(513.9)	(395.5)
Total Axalta shareholders’ equity	1,291.0	1,354.2
Noncontrolling interests	49.8	55.4
Total shareholders’ equity	1,340.8	1,409.6
Total liabilities and shareholders’ equity	$6,390.7	$6,818.0

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Three Months Ended March 31,
	2020	2019
Operating activities:
Net income	$52.4	$44.1
Adjustment to reconcile net income to cash used for operating activities:
Depreciation and amortization	86.6	91.6
Amortization of deferred financing costs and original issue discount	2.2	2.2
Debt extinguishment and refinancing related costs	2.4	—
Deferred income taxes	(45.7)	0.4
Realized and unrealized foreign exchange losses, net	3.7	0.9
Stock-based compensation	5.1	6.7
Divestitures and impairment charges	0.5	5.2
Interest income on swaps designated as net investment hedges	(3.7)	(3.5)
Other non-cash, net	(1.9)	(0.3)
Changes in operating assets and liabilities:
Trade accounts and notes receivable	5.4	(90.4)
Inventories	(27.1)	(22.2)
Prepaid expenses and other assets	(38.2)	(60.5)
Accounts payable	29.0	35.4
Other accrued liabilities	(73.3)	(69.2)
Other liabilities	1.8	1.7
Cash used for operating activities	(0.8)	(57.9)
Investing activities:
Acquisitions, net of cash acquired	—	(1.7)
Purchase of property, plant and equipment	(22.7)	(20.5)
Interest proceeds on swaps designated as net investment hedges	3.7	3.5
Other investing activities, net	0.4	(0.1)
Cash used for investing activities	(18.6)	(18.8)
Financing activities:
Payments on short-term borrowings	(10.6)	(11.3)
Payments on long-term borrowings	(307.2)	(7.3)
Financing-related costs	—	(0.9)
Purchases of common stock	—	(65.7)
Net cash flows associated with stock-based awards	(1.1)	11.4
Purchase of noncontrolling interests	(1.6)	(26.9)
Other financing activities, net	(0.8)	(1.1)
Cash used for financing activities	(321.3)	(101.8)
Decrease in cash	(340.7)	(178.5)
Effect of exchange rate changes on cash	(19.8)	0.8
Cash at beginning of period	1,020.5	696.4
Cash at end of period	$660.0	$518.7

Cash at end of period reconciliation:
Cash and cash equivalents	$657.2	$501.1
Restricted cash	2.8	2.8
Cash and restricted cash held for sale	—	14.8
Cash at end of period	$660.0	$518.7

The following table reconciles income from operations to adjusted EBIT and segment adjusted EBIT for the periods presented (in millions):

	Three Months Ended March 31,
	2020	2019
Income from operations	$65.1	$98.6
Other expense (income), net	0.8	(1.0)
Total	64.3	99.6
Debt extinguishment and refinancing related costs (a)	2.4	—
Termination benefits and other employee related costs (b)	19.5	1.3
Strategic review and retention costs (c)	11.5	—
Offering and transactional costs (d)	0.1	0.6
Loss on divestiture and impairment (e)	0.5	5.2
Pension special event (f)	(1.2)	—
Accelerated depreciation (g)	8.1	6.1
Step-up depreciation and amortization (h)	27.5	31.1
Adjusted EBIT	$132.7	$143.9

Segment Adjusted EBIT:
Performance Coatings	$79.4	$78.6
Transportation Coatings	25.8	34.2
Total	105.2	112.8
Step-up depreciation and amortization (h)	27.5	31.1
Adjusted EBIT	$132.7	$143.9

(a)
Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)
Represents costs for legal, tax and other advisory fees pertaining to our recently concluded comprehensive review of strategic alternatives, as well as retention awards for certain employees which will be earned over a period of 18-24 months. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(e)
Represents expenses and associated changes to estimates related to the sale of our interest in a joint venture business and other impairments, which are not considered indicative of our ongoing operating performance.

(f)	Represents certain defined benefit pension costs associated with special events, including pension curtailments, which we do not consider indicative of our ongoing operating performance.

(g)
Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(h)
Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

The following table reconciles net income to adjusted net income for the periods presented (in millions, except per share data):

	Three Months Ended March 31,
	2020	2019
Net income	$52.4	$44.1
Less: Net income attributable to noncontrolling interests	0.2	0.7
Net income attributable to controlling interests	52.2	43.4
Debt extinguishment and refinancing related costs (a)	2.4	—
Termination benefits and other employee related costs (b)	19.5	1.3
Strategic review and retention costs (c)	11.5	—
Offering and transactional costs (d)	0.1	0.6
Loss on divestiture and impairment (e)	0.5	5.2
Pension special event (f)	(1.2)	—
Accelerated depreciation (g)	8.1	6.1
Step-up depreciation and amortization (h)	27.5	31.1
Total adjustments	68.4	44.3
Income tax provision impacts (i)	46.8	6.3
Adjusted net income	$73.8	$81.4
Diluted adjusted net income per share	$0.31	$0.34
Diluted weighted average shares outstanding	235.9	236.6

(a)
Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)
Represents costs for legal, tax and other advisory fees pertaining to our recently concluded comprehensive review of strategic alternatives, as well as retention awards for certain employees which will be earned over a period of 18-24 months. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(e)
Represents expenses and associated changes to estimates related to the sale of our interest in a joint venture business and other impairments, which are not considered indicative of our ongoing operating performance.

(f)	Represents certain defined benefit pension costs associated with special events, including pension curtailments, which we do not consider indicative of our ongoing operating performance.

(g)
Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(h)
Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

(i)
The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were a benefit of $33.9 million and expense of $1.6 million for the three months ended March 31, 2020 and 2019, respectively. The tax benefits for the three months ended March 31, 2020 include the removal of a significant one-time benefit associated with the recognition of a deferred tax asset related to an intra-entity transfer of certain intellectual property rights. The deferred tax benefit will be ratably amortized into our adjusted income tax rate as the tax attribute is realized.

The following table reconciles cash used for operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,
	2020	2019
Cash used for operating activities	$(0.8)	$(57.9)
Purchase of property, plant and equipment	(22.7)	(20.5)
Interest proceeds on swaps designated as net investment hedges	3.7	3.5
Free cash flow	$(19.8)	$(74.9)

The following table reconciles net income to EBITDA and adjusted EBITDA for the periods presented (in millions):

	Twelve Months Ended March 31, 2020		Three Months Ended March 31,		Year Ended December 31, 2019
			2020	2019
Net income	$260.9		$52.4	44.1	$252.6
Interest expense, net	157.8		36.5	41.3	162.6
Provision (benefit) for income taxes	38.6		(24.6)	14.2	77.4
Depreciation and amortization	348.0		86.6	91.6	353.0
EBITDA	805.3		150.9	191.2	845.6
Debt extinguishment and refinancing related costs (a)	2.6		2.4	—	0.2
Termination benefits and other employee related costs (b)	53.4		19.5	1.3	35.2
Strategic review and retention costs (c)	24.9		11.5	—	13.4
Offering and transactional costs (d)	0.5		0.1	0.6	1.0
Loss on divestiture and impairment (e)	16.4		0.5	5.2	21.1
Foreign exchange remeasurement losses (f)	8.2		2.3	2.4	8.3
Long-term employee benefit plan adjustments (g)	(1.2)		(1.1)	0.2	0.1
Stock-based compensation (h)	14.1		5.1	6.7	15.7
Dividends in respect of noncontrolling interest (i)	(0.9)		(0.5)	(1.1)	(1.5)
Other adjustments (j)	(0.1)		0.2	0.1	(0.2)
Adjusted EBITDA	$923.2		$190.9	$206.6	$938.9

Adjusted EBITDA to interest expense coverage ratio	5.9	x

(a)
Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)
Represents costs for legal, tax and other advisory fees pertaining to our recently concluded comprehensive review of strategic alternatives, as well as retention awards for certain employees which will be earned over a period of 18-24 months. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(e)
Represents expenses and associated changes to estimates related to the sale of our interest in a joint venture business and other impairments, which are not considered indicative of our ongoing operating performance.

(f)
Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(g)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(h)	Represents non-cash impacts associated with stock-based compensation.

(i)
Represents the payment of dividends to our joint venture partners by our consolidated entities that are not 100% owned, which are reflected to show the cash operating performance of these entities on Axalta's financial statements.

(j)
Represents certain non-operational or non-cash gains and losses unrelated to our core business and which we do not consider indicative of ongoing operations, including indemnity (income) losses associated with the acquisition by Axalta of the DuPont Performance Coatings business, gains and losses from the sale and disposal of property, plant and equipment, gains and losses from the remaining foreign currency derivative instruments and from non-cash fair value inventory adjustments associated with our business combinations.